UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Briggs & Stratton Corporation

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BRIGGS & STRATTON CORPORATION
12301 WEST WIRTH STREET
WAUWATOSA, WISCONSIN 53222
Notice of Annual Meeting of Shareholders
The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at the company's offices, 12301 West Wirth Street, Wauwatosa, Wisconsin 53222, on Thursday, October 31, 2019, at 8:00 a.m., Central Time, for the following purposes:

(1)	To elect three directors to serve for three-year terms expiring in 2022;

(2)	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors;

(3)	To hold an advisory vote to approve executive compensation; and

(4)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.
By order of the Board of Directors.
Wauwatosa, Wisconsin
September 9, 2019

KATHRYN M. BUONO
Vice President, General Counsel and Corporate
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 31, 2019. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com and www.basco.com/proxy.
We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe this allows us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.
Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet or by telephone. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

Cautionary Statement on Forward-Looking Statements

This proxy statement contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for the company’s products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the company competes; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that the company purchases; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully execute facility consolidations; outcomes of legal proceedings and claims; and other factors disclosed from time to time in the company’s filings with the Securities and Exchange Commission or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company's Annual Report on Form 10-K and in its periodic reports on Form 8-K and Form 10-Q.

Proxy Statement
* * * * *
GENERAL INFORMATION
This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 31, 2019, at 8:00 a.m., Central Time, at the company's principal executive offices, located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222.
On September 9, 2019, we mailed to shareholders of record at the close of business on August 23, 2019 (the "record date") this proxy statement or a notice containing instructions on how to access our proxy statement and annual report on the Internet and vote online. That notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.
Who can vote?
Shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. On the record date, Briggs & Stratton had outstanding 42,020,605 shares of $.01 par value common stock entitled to one vote per share on each matter presented.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials, including this proxy statement and the annual report, by providing access to such documents on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. A Notice of Internet Availability was mailed to our shareholders, which provides instructions as to how you may access and review all of the proxy materials on the Internet. The notice also instructs you how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the notice for requesting such materials.
How do I vote?
You may vote in person or by properly appointed proxy. You may cast your vote by returning a signed and dated proxy card, or by voting electronically. You also have the option to vote by proxy via the Internet or toll-free touch-tone telephone.
Instructions regarding how to vote electronically are listed on your notice, proxy card or the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on October 30, 2019.

You may revoke your proxy by voting in person at the meeting, by written notice to the Corporate Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.
How are votes counted?
A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter. If a quorum exists, the affirmative vote of a majority of the votes represented in person or by proxy at the meeting is required for the election of directors, to ratify the selection of independent auditors and to approve the advisory vote on executive compensation. A vote withheld from the election of directors or an abstention with respect to the other proposals will count toward the quorum requirement and will have the effect of a vote against the matter being voted on.
Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. Brokers and other nominees do not have discretionary authority to vote shares in the election of directors or concerning executive compensation matters without instructions from the beneficial owner of the shares. Brokers do have discretionary authority to vote shares on the ratification of the appointment of the independent auditors without instructions from the beneficial owner.
Who pays for this proxy solicitation?
Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Alliance Advisors, LLC to assist in its proxy solicitation efforts, at a fee currently anticipated to be $3,500 plus reasonable out-of-pocket expenses.
What if other matters come up at the annual meeting?
The matters described in this proxy statement are the only matters known to the company to be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.
Who may attend the annual meeting?

Only shareholders of record at the close of business on the record date, or their proxy holders or the underlying beneficial owners of the common stock, may attend the meeting. However, seating is limited and will be on a first arrival basis. To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of the company’s common stock and a form of identification; or

•
If a broker or other nominee holds your shares, bring proof of ownership of common stock on or about the record date through such broker or nominee (or a proxy received from such holder) and a form of identification.

I.    SHAREHOLDER VOTES
ITEM 1: ELECTION OF DIRECTORS
The Board of Directors of Briggs & Stratton currently consists of nine directors and is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected at the annual meeting to serve for a term of three years expiring in 2022. Six directors will continue to serve for terms that expire in 2020 or 2021. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.
The Nominating & Governance Committee seeks director nominees with integrity, common sense and good judgment who have relevant professional or business knowledge, a record of prior accomplishments and the time and interest in serving as a director of the company. The Nominating & Governance Committee has also identified 12 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are included in “II. Corporate Governance – Other Corporate Governance Matters – Director Selection Criteria.”
When selecting director candidates and nominees, the Nominating & Governance Committee determines the mix of experience, qualifications, attributes and skills desired for the entire Board, reviews how current directors satisfy such criteria, determines the experience, qualifications, attributes and skills that will best complement current directors, and identifies director candidates and selects nominees who fit those needs. Additional information about the Committee’s director selection procedures is contained in “II. Corporate Governance – Other Corporate Governance Matters – Director Selection Procedures.”
On the basis of such evaluation, the Committee has recommended the nomination of Jeffrey R. Hennion, Patricia L. Kampling and Todd J. Teske for re-election in the Class of 2022. The proxies received in response to this solicitation will be voted for the election of these nominees. Each nominee’s and continuing director’s experience, qualifications, attributes and skills that qualify him or her to serve on the Board are stated below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES FOR ELECTION
AT THE ANNUAL MEETING (CLASS OF 2022)

Name, Age, Principal Occupation, Committee Memberships and Directorships For at Least the Past Five Years	Year First Became a Director

JEFFREY R. HENNION, 52
Positions: Co-Founder and Managing Partner of Woodside Ventures, Inc., a technology company focused on e-commerce and digital marketing (2019). Previously, Chief Executive Officer of JEGS Automotive, Inc., a U.S.-based retailer of automotive supplies (2017-2018); Executive Vice President, Chief Marketing and e-Commerce Officer of GNC Holdings, Inc., a global specialty retailer of health and wellness products (2014-2017); President and Chief Financial Officer of Branding Brand LLC, a provider of mobile commerce strategies to retailers (2012-2014); Executive Vice President and Chief Marketing Officer of GNC Holdings, Inc. (2011-2012); and Executive Vice President and Chief Branding Officer of GNC Holdings, Inc. (2011).
Experience: Mr. Hennion has served as both a CEO and a CFO, and has held several marketing, branding and e-commerce officer positions with significant international businesses. He has expertise and experience in finance, international business, selling to large retail stores, marketing, strategy development, and mergers and acquisitions. Mr. Hennion's broad experience enables him to provide useful insights to the Committees on which he sits and the Board as a whole.
Education: Mr. Hennion earned a B.A. in Economics from Northwestern University and an M.B.A. in Finance from Duquesne University.
Committees: Mr. Hennion currently serves on the Audit Committee and Compensation Committee of Briggs & Stratton. He has been designated as an audit committee financial expert by the Board of Directors.
2015

PATRICIA L. KAMPLING, 60
Positions: Retired Chairman and Chief Executive Officer of Alliant Energy Corporation, a regulated investor-owned public utility holding company (2012-2019). Previously, President (2012-2017), President and Chief Operating Officer (2011-2012), Executive Vice President and Chief Financial Officer (2010-2011) and Vice President, Chief Financial Officer and Treasurer (2009-2010) of Alliant Energy Corporation. Director of American Water Works Company, Inc. Former director of Alliant Energy Corporation.
Experience: Ms. Kampling has served as a CEO and has expertise in finance, executive compensation, regulatory matters and strategy development. These areas of expertise allow Ms. Kampling to contribute significantly to the Board's oversight of these matters.
Education: Ms. Kampling earned a B.A. in Economics and a B.S. in Engineering from Swarthmore College, and an M.B.A. in Finance from the University of Chicago.
Committees: Ms. Kampling currently serves as Chair of the company’s Audit Committee and as a member of its Compensation Committee and Executive Committee. She has been designated as an audit committee financial expert by the Board of Directors.
2011

TODD J. TESKE, 54
Positions: Chairman, President and Chief Executive Officer of Briggs & Stratton since 2010. Previously, President and Chief Executive Officer (2010), President and Chief Operating Officer (2008-2009) and Executive Vice President and Chief Operating Officer (2005-2008) of the company. Director of Badger Meter, Inc. and of Lennox International, Inc. Mr. Teske's terms on those outside boards expire in 2020 and 2021, respectively, and he has informed the company that he intends to stand for re-election at only one of such boards.
Experience: Mr. Teske is a sitting CEO and has experience and expertise in finance, operations, executive compensation, regulatory matters, strategy development, organizational and human resource matters, and mergers and acquisitions. He is Chairman, President and CEO of the company. Before becoming CEO, he served as the company's President and Chief Operating Officer, President of its power products business, head of corporate development and controller. Mr. Teske is a certified public accountant who worked at a public accounting firm before joining the company. Mr. Teske’s memberships on the Board and the Executive Committee of Briggs & Stratton help ensure the Board is linked to the company’s management and operations.
Education: Mr. Teske earned a B.S. in Accounting from the University of Wisconsin Oshkosh and a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.
Committee: Mr. Teske serves on the company's Executive Committee.
2009
The Board recommends a vote FOR each nominee.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected the public accounting firm of Deloitte & Touche LLP as the company’s independent auditors for the current fiscal year ending June 28, 2020. Deloitte & Touche LLP has served as the company’s independent auditors since fiscal 2013. The Board has directed that management submit the selection of Deloitte & Touche LLP as the company’s fiscal 2020 independent auditors for ratification by the shareholders at the annual meeting.
Shareholder ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Audit Committee and Board are submitting the selection of Deloitte & Touche LLP for ratification because they value shareholders’ views on the company’s independent auditors. If shareholders fail to ratify the selection, the Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.
The Audit Committee considers each year which independent auditing firm should be engaged for the audit of the company’s financial statements, considering the qualifications, performance and independence of the proposed firm. The Committee also reviews the fees proposed for both audit and non-audit work by the independent auditor. Information relating to the fees paid by the company to Deloitte & Touche LLP for fiscal years 2019 and 2018 can be found in “IV. Other Matters - Independent Auditors’ Fees.”
A representative of Deloitte & Touche LLP will be present at the annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.
The Audit Committee and Board recommend a vote FOR this proposal.

ITEM 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by SEC rules, shareholders are asked to approve, on an advisory, non-binding basis, the fiscal 2019 compensation awarded to the company’s named executive officers as described in the Executive Compensation section of this proxy statement. The company currently holds advisory votes to approve executive compensation annually, which was the frequency overwhelmingly supported by the shareholders at the 2017 annual meeting.
Briggs & Stratton’s executive compensation program is designed to attract, reward and retain talented executives to lead the company in a highly competitive market, while maximizing shareholder returns. The company believes that its compensation program, which ties a significant portion of pay to performance, provides competitive compensation to its executives and utilizes components that align the interests of those executives with shareholders. The company believes this approach helps make its management team a key driver in the company’s market leadership and financial performance.
Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narratives, which discuss in detail how the company’s compensation policies and procedures operate and are designed to meet its compensation objectives and support the achievement of its business goals.

The company’s shareholders are asked to approve the following resolution at the annual meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation awarded to the company’s named executive officers, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related materials included in this proxy statement.
While this vote is advisory and non-binding on the company, the Compensation Committee and Board of Directors will review the voting results and consider shareholder concerns in their continuing evaluation of the company’s compensation program.
The Compensation Committee and Board recommend a vote FOR this proposal.

II.    CORPORATE GOVERNANCE
GENERAL INFORMATION ABOUT INCUMBENT DIRECTORS
Class of 2020

Name, Age, Principal Occupation, Committee Memberships and Directorships For at Least the Past Five Years	Year First Became a Director

KEITH R. McLOUGHLIN, 63
Positions: Retired President and Chief Executive Officer of AB Electrolux, a manufacturer of major home appliances (2011-2016). Previously, Chief Operations Officer Major Appliances of AB Electrolux (2009-2010) and Interim Chief Executive Officer of Campbell Soup Company, a global food company (2018-2019). Director of Campbell Soup Company.
Experience: Mr. McLoughlin is a former CEO of large international businesses and has experience and expertise in international business, operations, selling to large retail stores, marketing, strategy development, and organizational and human resources matters. His prior work experience includes general management responsibilities in an international consumer goods company. His experience as head of an original equipment manufacturing business and managing consumer goods in international markets enables him to provide useful insights to other directors and management on issues concerning sales, marketing and operations.
Education: Mr. McLoughlin earned a B.S. in Engineering from the United States Military Academy and attended a training program for directors of public companies titled “Corporate Governance Essentials for Directors” sponsored by the Wharton School of the University of Pennsylvania.
Committees: Mr. McLoughlin serves on the company’s Finance Committee and Nominating & Governance Committee.
2007

HENRIK C. SLIPSAGER, 64
Positions: Retired President, Chief Executive Officer and Director of ABM Industries, Inc., a leading provider of integrated facility solutions (2000-2015).
Experience: Mr. Slipsager is a former CEO and has experience and expertise in finance, international business, operations, executive compensation, strategy development, and organizational and human resource matters. Mr. Slipsager previously served as a chief financial officer of another company. Mr. Slipsager’s experience in making strategic acquisitions and managing a diversified business and a finance organization enable him to provide valuable perspectives regarding strategy and operations.
Education: Mr. Slipsager earned an M.B.A. degree (equivalent) from the Business School of Copenhagen.
Committees: Mr. Slipsager is Chair of the company's Nominating & Governance Committee and also serves on the Audit Committee and Executive Committee. He has been designated as an audit committee financial expert by the Board of Directors.
2012

BRIAN C. WALKER, 57
Positions: Partner, Strategic Development of Huron Capital, a middle market investment firm (2019). Previously, President, Chief Executive Officer and Director of Herman Miller, Inc., a global provider of office furniture and services (2004-2018). Director of Universal Forest Products, Inc., Cooper Tire & Rubber Company and Gentex Corporation.
Experience: Mr. Walker is a former CEO of a public company, which is an international original equipment manufacturer, and has experience and expertise in finance, international business, executive compensation, strategy development, and organizational and human resource matters. Mr. Walker has been a certified public accountant, previously served as chief operating officer and chief financial officer of Herman Miller, Inc. and was previously a member of the Detroit Board of Directors of the Federal Reserve Bank of Chicago. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters enhance his committee participation.
Education: Mr. Walker earned a B.S. in Accounting from Michigan State University and he was designated an NACD Board Fellow in 2019.
Committees: Mr. Walker serves as Chair of the company's Compensation Committee and as a member of the Finance Committee and Executive Committee. Mr. Walker also serves as the lead independent director of Briggs & Stratton’s Board of Directors.
2002

Class of 2021

Name, Age, Principal Occupation, Committee Memberships and Directorships For at Least the Past Five Years	Year First Became a Director

SARA A. GREENSTEIN, 45
Positions: Senior Vice President - Consumer Solutions of United States Steel Corporation, an integrated steel producer, since 2014. Previously, President - Supply Chain and Sustainability of Underwriters Laboratories, Inc., a global independent safety science company (2012-2014).
Experience: Ms. Greenstein has experience in operations, marketing and regulatory matters. She has also held numerous leadership positions involving strategy development for public and private companies.
Education: Ms. Greenstein earned a B.S. in Business Administration from the University of Illinois at Urbana-Champaign and an M.B.A. from the Ross School of Business at the University of Michigan.
Committees: Ms. Greenstein serves on the Finance Committee and Nominating & Governance Committee of Briggs & Stratton.
2018

FRANK M. JAEHNERT, 61
Positions: Retired Chief Executive Officer and President (2003 - 2013) and former Director of Brady Corporation, a leading provider of high performance labels and signs, safety devices, printing systems and software. Director of Nordson Corporation and Itron, Inc. Also serves on the Board of Directors of the NACD Chicago Chapter.
Experience: Mr. Jaehnert is a former CEO and president of a global manufacturing business. He also served as chief financial officer of that business. His prior work experience includes various financial positions in Germany and the United States for Robert Bosch GmbH, an international manufacturer of automotive, communications, industrial and consumer products. Mr. Jaehnert’s experience as head of a diversified international business and his expertise in finance and operations enable him to make significant contributions to discussions regarding the company’s strategy and the activities of the committees on which he serves. Mr. Jaehnert also has expertise in executive compensation and mergers and acquisitions.
Education: Mr. Jaehnert earned the equivalent of an M.B.A. degree from the University of Stuttgart, Germany. Mr. Jaehnert attended the NACD Advanced Director Professionalism Class in 2015, as well as the NACD Global Leaders Summit in 2015 - 2018, and was designated an NACD Leadership Fellow in 2015.
Committees: Mr. Jaehnert serves on the company’s Audit Committee and Nominating & Governance Committee. He has been designated as an audit committee financial expert by the Board of Directors.
2014

CHARLES I. STORY, 65
Positions: President of ECS Group, Inc., an executive development company, since 2005. Advisory Director of Regions Bank.
Experience: Mr. Story is a current president and former CEO, and has experience and expertise in operations, marketing, strategy development, public accounting, information technology and organizational and human resource matters. He is president of an executive development firm that advises numerous companies, including those in diversified manufacturing, consumer products, banking, insurance, construction, hospitality and healthcare, and previously served as President and CEO of INROADS, Inc., an international human resources development organization, from 1993 - 2005. Mr. Story has been the lead director of a public company and a director of two companies in addition to Briggs & Stratton. Mr. Story's broad expertise and tenure on the Board provide a valuable perspective to the other directors.
Education: Mr. Story earned a B.A. degree in Psychology and Management from Fisk University and a Masters in Public Administration from the University of Tennessee and Tennessee State University (joint program).
Committees: Mr. Story is Chair of the Finance Committee of Briggs & Stratton and a member of its Compensation Committee and Executive Committee.
1994

OTHER CORPORATE GOVERNANCE MATTERS
The Board of Directors is responsible for overseeing the affairs of the company for the benefit of shareholders. The Board has approved charters for the Audit, Compensation, Finance and Nominating & Governance Committees that are reviewed annually by each committee, corporate governance guidelines, an integrity manual (a code of business conduct and ethics applicable to all directors, officers and employees), standards for determining the independence of directors, and stock ownership guidelines. These documents are available in the "Governance" menu of the Investor Relations section of the company’s website (www.basco.com). Printed copies are available upon request to the Corporate Secretary.
Director Selection Criteria
The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board of Directors. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings and serve on Board committees

In addition to the minimum criteria listed above and director independence considerations, the Nominating & Governance Committee has identified the following 12 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which are considered in the context of the Board of Directors as a whole and which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are:

1.	Significant chief executive officer experience
2.	Financial and accounting skills and experience, including at least one member with the ability to qualify as an “audit committee financial expert” under SEC requirements
3.	International experience with an understanding of conducting business on a global scale
4.	Relevant operations background
5.	Expertise involving the design and/or management of executive compensation plans and programs
6.	Legal and regulatory expertise
7.	Significant experience at, or working with, big box retailers and/or the retail channel
8.	In-depth knowledge and significant practical experience in marketing and branding
9.	Diversity, including with respect to age, gender and ethnicity
10.	Significant experience developing and implementing successful business strategies
11.	Considerable organizational and human resources experience or expertise, including an understanding of benefit plans and experience managing succession planning and leadership development
12.	Expertise or experience in mergers and acquisitions activities

Director Selection Procedures
The Nominating & Governance Committee selects director nominees in accordance with a procedure by which it:

•	Reviews the experience, qualifications, attributes and skills of existing Board members

•	Determines the experience, qualifications, attributes and skills desired in new director(s)

•	Solicits suggestions from the Chief Executive Officer and directors on potential candidates

•	Considers candidates recommended by shareholders

•	Retains a search consultant as needed to identify candidates

•	Evaluates the experience, qualifications, attributes and skills of all candidates recommended for consideration

•	Contacts the preferred candidate(s) to assess their interest

•	Interviews the preferred candidate(s) to assess their experience, qualifications, attributes and skills

•	Recommends candidate(s) for consideration by the Board
As noted previously, the Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Corporate Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the experience, qualifications, attributes and skills of the candidate. Recommendations must be received no later than May 12, 2020, to be considered for nomination by the company at the 2020 annual meeting. The direct nomination of a director by a shareholder must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Corporate Secretary. Direct nominations must be received by the Corporate Secretary no earlier than July 1, 2020, and no later than July 26, 2020, for consideration at the 2020 annual meeting.
Director Independence
A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange (the “NYSE”). A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

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The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under NYSE rules.

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The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.
In August 2019, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Msses. Greenstein and Kampling and Messrs. Hennion, Jaehnert, McLoughlin, Slipsager, Story and Walker are independent. Mr. Teske, the company’s Chairman, President and Chief Executive Officer, is not an independent director.
Leadership Structure
The Board believes it is important to maintain flexibility to choose the leadership structure that is best able to meet the needs of the company and its shareholders based on circumstances that exist at the time and the qualifications of available individuals.
The Chairman of the Board is Mr. Teske, who also serves as President and Chief Executive Officer of the company. The Board currently believes that the company and its shareholders are best served by having Mr. Teske fill both the Chairman and CEO positions. He is most familiar with the business and its challenges, and is best situated to set agendas and lead discussions in Board meetings on matters affecting the company’s business. Mr. Teske has been with the company since 1996 and has served as President and CEO since 2010; as a result, he has extensive knowledge of the company’s strategy, operations and financial condition, which positions him to best identify matters for Board review and discussion. In addition, the combined role of Chairman and CEO centralizes leadership in one individual. This circumstance prevents ambiguity about accountability and the possibility that two leaders might communicate different messages.
The lead independent director is Mr. Walker. He was selected by the Board based on his years of experience as the CEO of another public company, as a director of Briggs & Stratton and another public company, and as a member of several of the Board’s committees. The lead independent director (1) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors, (2) serves as liaison between the Chairman and the independent directors, (3) approves information sent to the Board, (4) approves meeting agendas for the Board, (5) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (6) has authority to call meetings of the independent directors, and (7) if requested by major shareholders, ensures that he is available for consultation and direct communications.
The current chairs of the Audit, Compensation, Finance and Nominating & Governance Committees are, respectively, Ms. Kampling and Messrs. Walker, Story and Slipsager. Each chair was selected because he or she is independent, has served as a member of the Board for a substantial number of years, and has expertise in areas related to the subject matter of the Committee he or she chairs. Committee chairs, as well as Committee members, are nominated by the Nominating & Governance Committee and appointed by the Board. The Executive Committee has no chair. Its ex officio members are the CEO and the chairs of the Audit, Compensation, Finance and Nominating & Governance Committees.
The Board conducts and discusses a self-evaluation of its performance each year. The Board also periodically reviews and modifies, as deemed appropriate, the process it uses to conduct its self-evaluation. The current process requires the Board to evaluate itself annually and outlines methods for obtaining feedback (including as to when an outside consultant will be used, as was done in 2019), full Board discussions and individual input to directors.

Board Oversight of Risk
The Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the company with respect to its strategy, operations, financial reporting and legal compliance. Every six months, and more frequently if required or desired, the Board reviews the company's strategy with management and the Finance Committee reviews a list of key risks affecting strategy, operations, reporting and compliance, the status of those risks, and how those risks are being managed.
Periodically throughout the year, the Committees to which the Board has delegated responsibility devote part of their regular meetings to the review and discussion of specific risk topics in greater detail, and each Committee reports on its activities to the full Board at each regular meeting of the Board. More specifically:

•
The Audit Committee oversees the company’s risk policies and processes relating to financial statements, financial reporting and legal compliance. As part of its risk oversight role, the Committee receives periodic reports from the company’s Director of Internal Audit, its principal compliance officer and its General Counsel, receives an annual and other reports on the status of the company’s Global Compliance and Integrity Programs from its principal compliance officer, and receives periodic reports on any complaint reported under the Integrity Program concerning an accounting, internal accounting control or auditing matter. The Audit Committee also annually reviews the company's information technology ("IT") strategic plan with the company's Chief Information Officer, which plan covers the company's approach to IT controls, risk and compliance, and security, among other matters.

•
The Compensation Committee oversees risks associated with the company’s management succession plan and compensation structure. It reviews the management succession plan annually, and periodically engages an independent compensation consultant to review and make recommendations concerning the structure of executive compensation. Each year, the Committee also reviews a report on compensation-related risk prepared by the company’s internal audit staff.

•
The Finance Committee reviews the company’s insurance and risk management programs, including programs designed to address financial risk such as the use of hedging and derivatives. The Finance Committee also regularly reviews matters relating to cybersecurity and data security, as well as the company’s policies regarding credit, liquidity and capital structure.

•
The Nominating & Governance Committee oversees risks related to the company’s governance structure. The Committee also receives an annual report on the Integrity Program from the company's principal compliance officer.

Board Meetings
The Board has regularly scheduled quarterly meetings, each of which ends with the independent directors of the Board meeting in executive session, and special meetings. The Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and the lead independent director presides at the executive sessions. In fiscal 2019, the Board held four regular meetings, four executive sessions of independent directors and one special meeting.

Meeting Attendance
Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board and Committee meetings. All directors serving at the time attended the October 2018 annual meeting of shareholders and all directors attended at least 75% of all meetings of the Board and the Committee(s) on which he or she served during fiscal 2019.
Board Committees
The Board has established five Committees to assist it in fulfilling its responsibilities. Members of the Executive Committee are the CEO and the chairs of each of the four standing Committees. Members of the other Committees are nominated by the Nominating & Governance Committee and appointed by the Board.
Audit Committee
The Audit Committee is currently composed of Ms. Kampling (Chair) and Messrs. Jaehnert, Hennion and Slipsager. Each member of the Committee was determined by the Board to be independent under the rules of the SEC and the NYSE and to be an audit committee financial expert under SEC rules. The Committee held eight meetings during fiscal 2019.
The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, including internal controls, the company’s internal audit function and the monitoring of related party transactions, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the Chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting. The Committee conducts an evaluation of its performance annually.
Compensation Committee
The Compensation Committee is currently composed of Messrs. Walker (Chair), Hennion and Story and Ms. Kampling. Mr. James E. Humphrey served as a member of the Committee until his retirement from the Board as of the 2018 annual meeting of shareholders. Each past and current member of the Committee was determined by the Board to be independent under the rules of the NYSE and the SEC. The Committee held six meetings during fiscal 2019.
The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) retains and oversees the work of compensation consultants, legal counsel and other advisors and annually assesses the independence of any compensation consultant, (3) reviews and sets the salaries of all other elected officers, (4) reviews and approves employment agreements with elected officers, (5) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (6) administers the company’s incentive compensation plans for senior executives, (7) periodically reviews the structure of executive compensation and makes recommendations to the Board as required to maintain the alignment of compensation with the company’s strategy and mitigate compensation-based risk, (8) reviews the company’s management talent and succession plan, including pay equity matters, (9) reviews and recommends to the Board the compensation of directors, and (10) prepares an annual report on executive compensation for inclusion in the proxy statement. The Committee conducts an evaluation of its performance annually.
The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. The Committee assessed the independence of Meridian during fiscal 2019 and does not believe that the work of Meridian has given rise to any conflict of interest under SEC or NYSE rules.
The Committee periodically reviews director compensation with its compensation consultant. The Committee makes recommendations to the Board based on data provided by its compensation consultant and recommendations from the consultant and the CEO. An explanation of the compensation provided to nonemployee directors is located below in “Director Compensation.”
Finance Committee
The Finance Committee is currently composed of Messrs. Story (Chair), McLoughlin and Walker and Ms. Greenstein. Mr. Jaehnert and Ms. Kampling each served on the Committee until October 1, 2018. Each past and current member of the Committee was determined by the Board to be independent under the rules of the NYSE. The Committee held four meetings during fiscal 2019.
The Finance Committee (1) reviews the capital structure of the company and its subsidiaries, and approves the establishment of direct subsidiaries, (2) reviews the company’s financial plan and treasury operations, (3) oversees the company’s usage of swap transactions, (4) reviews significant tax matters, (5) reviews the company’s annual operating plan, approves capital expense budgets, and reviews and approves banking and borrowing relationships, (6) oversees the company’s policies on dividends and share repurchases, (7) reviews the company’s insurance and risk management programs, (8) reviews the financial terms of investments, acquisitions and divestitures, and (9) monitors the financial condition of the company’s retirement plans and recommends to the Board the appointment of members of plan committees. The Committee conducts an evaluation of its performance annually.
Nominating & Governance Committee
The Nominating & Governance Committee is currently composed of Messrs. Slipsager (Chair), Jaehnert and McLoughlin and Ms. Greenstein. Mr. Hennion served as a member of the Committee until October 1, 2018 and Mr. Humphrey served as a member of the Committee until his retirement from the Board. Each past and current member was determined by the Board to be independent under the rules of the NYSE. The Committee held five meetings during fiscal 2019.
The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board size or composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) reviews and evaluates requests from any director invited to join the board of directors of another for-profit company, (4) develops plans regarding the size and composition of both the Board and committees, (5) oversees the orientation program for new directors and periodically reviews and informs the Board concerning director education opportunities, (6) reviews and recommends guidelines and procedures to be used in evaluating the performance of the Board and individual directors, (7) identifies, reviews the qualifications of and recommends the individual to be designated as lead independent director, (8) administers the process for evaluating CEO performance and oversees the process for electing and evaluating officers, (9) periodically reviews the company’s directors and officers liability insurance, and (10) monitors and makes recommendations to the Board concerning corporate governance matters. The Committee conducts an evaluation of its performance annually.
Executive Committee
The Executive Committee is currently composed of Ms. Kampling and Messrs. Slipsager, Story, Walker and Teske. Mr. McLoughlin served as a member of the Committee until October 1, 2018. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held four meetings during fiscal 2019.
Communication with Directors
The Board has established a process for shareholders and other interested parties to communicate with the Board, its non-management directors as a group or its lead independent director. Such communications should be addressed to the Chief Financial Officer of the company, who will involve the Chief Executive Officer, the lead independent director and other Board members in accordance with the established protocol.
Stock Ownership Guidelines
Nonemployee directors are required to hold shares of the company’s common stock with a value equal to five times the annual cash retainer paid to the director. Directors whose holdings are below this amount satisfy the guidelines by deferring their annual stock grants until retirement from the Board of Directors. Compensation for serving as the lead independent director, a committee chair or a committee member is excluded. The guidelines also prohibit hedging and pledging transactions involving the company's stock. All directors are in compliance with the procedural requirements of the guidelines and six of the eight non-employee directors held the required amount of shares as of the last measurement date. The company expects that Ms. Greenstein and Mr. Hennion, who joined the Board in 2018 and 2015, respectively, will hold the required amount of shares in the future.
For information regarding the company’s anti-hedging and anti-pledging policy, which, as discussed above, is part of the stock ownership guidelines and is applicable to directors, and also applies to elected officers and key employees, see “Compensation Discussion and Analysis – Executive Compensation Program – Other Aspects of the Executive Compensation Program – Anti-Hedging and Anti-Pledging Policy.”

DIRECTOR COMPENSATION
The compensation paid to directors is reviewed periodically based on a market analysis prepared by Meridian in which the company’s cash and equity compensation practices are assessed against those of the companies comprising the peer group described in the “Compensation Discussion and Analysis” below under the heading “Executive Compensation Program – Comparator Group,” excluding companies that are no longer public, if applicable. In August 2018, Meridian presented an updated market analysis of director compensation that indicated the total average compensation paid to company directors during fiscal 2018 was positioned at the 42nd percentile of the comparator group, approximately $5,000 less than the median. After considering Meridian's input, the Compensation Committee recommended, and the Board at its August 2018 meeting approved, a $5,000 increase in the annual cash compensation paid to the company's directors from $90,000 to $95,000, effective as of January 1, 2019, in order to ensure that the company continues to be well-positioned to attract and retain qualified director candidates. As a result, the annual retainer for each nonemployee director of the company is $205,000, of which $95,000 is paid in cash and $110,000 is paid in the company’s common stock. In addition, the lead independent director receives $25,000 in cash, the chairs of the Audit and Compensation Committees each receive $15,000 in cash, the chairs of the Finance and Nominating & Governance Committees each receive $10,000 in cash, and each member of the Audit Committee receives $5,000 in cash.
The stock and cash payable to directors is subject to the terms and conditions of the Deferred Compensation Plan for Directors, which provides for the following:

•	Cash compensation:

•	May be deferred at the election of the director into common share units.

•
Deferred amounts are distributed in cash or stock, at the election of the director, in a single lump sum or installments following separation from service or an earlier designated date, in accordance with the director’s deferral election.

•	Stock compensation:

•
If the director does not satisfy the stock ownership guidelines as of the November 30 preceding the grant date, the stock is automatically deferred and distributed following the director’s separation from service.

•	If the director satisfies the stock ownership guidelines as of the November 30 preceding the grant date, the stock is distributed one year after grant unless a deferral election is made.

•	Dividends are credited to the director’s account balances and converted into additional common share units or common stock, as applicable.
Nonemployee directors are provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on company business. Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products. The amount of the reimbursement is included in the director’s taxable income.
The following table shows the compensation paid by the company in fiscal 2019 to each nonemployee director.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($) (a)	($) (b)	($) (c)	($) (d)
S.A. Greenstein	93,750	110,000	2,568	206,318
J.R. Hennion	98,750	110,000	3,773	212,523
J.E. Humphrey*	22,500	110,000	854	133,354
F.M. Jaehnert	98,750	110,000	949	209,699
P.L. Kampling	113,750	110,000	16,119	239,869
K.R. McLoughlin	93,750	110,000	0	203,750
H.C. Slipsager	108,750	110,000	0	218,750
C.I. Story	103,750	110,000	0	213,750
B.C. Walker	133,750	110,000	380	244,130
*Mr. Humphrey served as a director until October 25, 2018.
Column (a): In fiscal 2019, Mr. Jaehnert and Ms. Kampling elected to defer $75,000 and $81,250, respectively, of cash compensation into common share units in accordance with the Deferred Compensation Plan for Directors.
Column (b): Each nonemployee director is granted common stock that is credited to the director’s account in the Deferred Compensation Plan for Directors, as described above. Directors held the following shares of common stock under the Plan at the end of fiscal 2019: Ms. Greenstein 5,404 shares, Mr. Hennion 20,441 shares, Mr. Jaehnert 31,638 shares, Ms. Kampling 43,081 shares, Mr. McLoughlin 45,161 shares, Mr. Slipsager 29,728 shares, Mr. Story 51,951 shares, and Mr. Walker 61,655 shares.
Column (c): Includes payments made to each director in the fiscal year to reimburse the purchase of company products. These amounts may exceed the $10,000 calendar year limit due to the difference between the fiscal year and the calendar year.

III.    EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors consists of the four directors listed below. Each Committee member was determined by the Board to be independent under the rules of the NYSE.
Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal 2019 for review by the Committee and the Board of Directors.
Based on such review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.
Brian C. Walker, Chair
Jeffrey R. Hennion
Patricia L. Kampling
Charles I. Story
COMPENSATION DISCUSSION AND ANALYSIS
The CD&A that follows is intended to provide shareholders with an understanding of the objectives of the company’s compensation policies and practices applicable to the Chief Executive Officer and other executives named in the Summary Compensation Table (the “named executive officers”). In addition to Mr. Teske (Chairman, President & Chief Executive Officer), the other named executive officers for fiscal 2019 are Mr. Schwertfeger (Senior Vice President and Chief Financial Officer), Mr. Rodgers (Senior Vice President and President - Engines & Power), Mr. Reitman (Senior Vice President and President - Support) and Mr. Redman (Senior Vice President and President - Turf & Consumer Products).
Executive Summary
The principal objectives underlying the company’s compensation program for its named executive officers are to:

•	Attract and retain executives who perform at a high level and are important to the continued success of the company

•	Link cash awards to the achievement of the company’s annual and long range plans

•	Provide strong financial incentives for the named executive officers to increase shareholder value over the long term at a reasonable cost to shareholders

To accomplish these objectives, the company has developed a program that combines traditional cash compensation with incentive-based and retention-focused elements. Components of the program include:

•	Annual salaries

•	Cash incentive awards

•	Long-term incentive awards

•	Retirement and deferred compensation plans

•	Employment and change of control agreements and benefits

In making its decisions, the Compensation Committee adheres to the belief that a significant portion of the named executive officers’ total compensation should be performance-based. Total compensation for this purpose includes the named executive officer’s base salary, annual target cash incentives and long-term incentives. In fiscal 2019, company-wide performance measures for incentives were not achieved, as discussed below. As a result, Mr. Teske and the other named executive officers did not receive any payouts with respect to these goals as compared to a target of 63% of total compensation if incentives paid out at target for Mr. Teske, and targets of 48%, 48%, 45% and 46% for Messrs. Schwertfeger, Rodgers, Reitman and Redman, respectively.
The company also recognizes that its compensation package must be in line with “market.” For that reason, the company benchmarks target total compensation for the named executive officers against the compensation practices of a comparator group of companies that generally reflects the industrial and consumer segments with which the company competes for executive talent.
Company Performance
Fiscal 2019 was a challenging year for the company. Externally, weather-related headwinds in all three major lawn and garden markets around the globe, combined with the bankruptcy of a major U.S. retailer and several brand and OEM transitions, had a negative impact on results.  Internally, the company incurred higher-than-expected operational inefficiencies during the ramp-up of its business optimization initiatives, largely to meet customer commitments. As a result, the company’s financial results for fiscal 2019 were substantially below prior years.

•
Net sales were $1.84 billion in fiscal 2019, down $44.7 million, or 2.4%, from the prior year’s net sales of $1.88 billion. Partially offsetting this decline, the company’s commercial engine and product sales increased 13% from fiscal 2018, accounting for approximately 31% of the company’s total net sales, up from 27% for fiscal 2018 and 24% for fiscal 2017.

•
The company recorded a net loss in fiscal 2019 of $54.1 million on a GAAP (as defined below) basis, compared to a net loss in fiscal 2018 of $11.3 million. The company’s GAAP results included business optimization charges, bad debt expense for a major U.S. retailer that filed for bankruptcy protection, a litigation settlement charge, a pension settlement charge, senior note repurchase premiums, a tax charge associated with tax reform and integration charges. Excluding those items, the company’s adjusted net loss, which is a non-GAAP financial measure, was $12.9 million, or $0.32 per share, for fiscal 2019 as compared to adjusted net income of $55.8 million, or $1.29 per share, for fiscal 2018.

•
Engines segment net sales of $988.7 million decreased by $77.6 million, or 7.3%, compared to fiscal 2018 net sales of $1.07 billion. The decrease was primarily due to lower European and Australian consumer engine sales due to unfavorable weather conditions. Service parts sales also declined year-over-year in both North America and Europe in light of transitional throughput challenges resulting from the company’s SAP upgrade at the beginning of fiscal 2019. Higher sales of Vanguard™ commercial engines partially offset the decrease.

•
Products segment net sales of $932.1 million increased by $28.1 million, or 3.1%, compared to fiscal 2018 net sales of $904.0 million. The increase was primarily due to higher sales of commercial lawn and garden and job site equipment. Partially offsetting the increase was a decrease in shipments related to less hurricane activity in fiscal 2019 compared to fiscal 2018.

•	Cash flows used in operating activities for fiscal 2019 were $35 million compared to cash flows provided by operating activities of $93 million in fiscal 2018. The company returned $30 million to shareholders by paying $18 million in dividends and repurchasing $12 million of common stock under the company’s share repurchase program. The company also invested $53 million in capital expenditures, which was down from $103 million in capital expenditures during fiscal 2018, reflecting a return to a more normalized level following the wind-down of expenditures associated with the company’s business optimization program.

•
Briggs Value Added (“BVA”), the company’s measurement tool that drives annual cash incentive compensation, was ($56) million for fiscal 2019, resulting in no annual incentives being paid to the named executive officers. BVA is operating income of the company, or a division or plant where applicable, less a capital charge, as adjusted in fiscal 2019 for business optimization charges and certain expenses associated with litigation and acquisition integration as discussed in "Executive Compensation Program – Cash Incentive Awards" below.

•
Cumulative operating income over the three-year performance period consisting of fiscal years 2017, 2018 and 2019 equaled $182.7 million, resulting in no payout under the performance unit awards (“PUAs”) granted to the named executive officers in fiscal 2017.

The adjusted net (loss) income measure used in the summary of company performance above is a financial measure that is not based on Generally Accepted Accounting Principles (“GAAP”), which the company uses to prepare its financial statements. The company believes that the use of this measure when comparing the company’s financial performance for fiscal 2019 to fiscal 2018 aids investors in understanding the magnitude of the change in earnings between fiscal years due to recurring operations. The inclusion of a non-GAAP financial measure is intended to supplement, not replace, the presentation of financial results in accordance with GAAP. The following table reconciles the GAAP measure of net (loss) income to the non-GAAP measure of adjusted net income.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In Millions)

	2019	2018
Net Income	$(54.1)	$(11.3)
Tax effected charges to reported net income:
Business Optimization Charges	$34.5	$14.8
Retailer Bankruptcy Bad Debt Charge	$3.1	$—
Litigation Settlement Charge	$1.5	$—
Acquisition Integration Charges	$0.5	$—
Pension Settlement Charges	$0.4	$29.6
Tax Reform Charge	$1.0	$21.1
Premiums on Early Bond Repurchases	$0.2	$1.6
Adjusted Net (Loss) Income	$(12.9)	$55.8
Executive Performance
While the company was disappointed with its fiscal 2019 financial results, numerous actions taken by management caused fiscal 2019 to be a pivotal year for the company’s transformation to a more diversified provider of power for both consumer and commercial markets.

•	Several new products were launched in fiscal 2019 in furtherance of the company’s strategy of diversifying its business into higher growth, higher potential return product categories, most notably:

•	The Ferris® ISX™ 800 ZTR, which offers the patent-pending ForeFront Suspension System™, the next generation in Ferris independent suspension technology.

•
The Briggs & Stratton® P4500 PowerSmart Series inverter generator, which is equipped with CO Guard Carbon Monoxide Shutdown technology, an industry-leading technology designed to shut down the generator if harmful levels of CO accumulate in the generator's operating area.

•
Commercial-grade Simplicity® zero turn mowers (ZTRs) – the Courier™, the Citation® XT and the Limited Edition – which offer homeowners functional advantages, such as integrated cargo beds, adjustable rear coil-over shocks and pivoting front axles with shocks for a smooth ride, along with technology to reduce routine oil changes.

•
Expanded InfoHub™ technology, which offers the same tracking and maintenance capabilities for diesel engines that it previously provided for gas-powered equipment. Similar to the original platform, InfoHub for diesel engines is designed to work on any engine, regardless of brand, as long as it has a battery and an electric fuel pump.

•
The Vanguard® 48-volt Commercial Battery system, which allows OEMs to electrify existing and new products, first available in 5kWh form, which can be combined for additional capacity to power up to 20kWh. The commercial design is a fully integrated solution complete with a programmable battery management system (BMS) that allows for customization to the application while also monitoring the overall system.

The company also made substantial progress on several business optimization initiatives designed to drive efficiencies and expand capacity in commercial engines and cutting equipment. Among these initiatives, the company completed the move of its Ferris® commercial mower production to its new, state-of-the-art production facility in Sherill, New York, as well as the on-shoring of production of its Vanguard™ commercial engines, now produced at plants in Georgia and Alabama. The company also went live with its enterprise resource planning (“ERP”) upgrade in early fiscal 2019, which is intended to streamline company processes to improve efficiencies over time.
Allmand Bros., Inc., the company’s wholly owned subsidiary that manufactures portable job site equipment, broke ground on a facility expansion that is intended to enable it to meet demand for its products across all of its markets – rental, construction, special event, mining, and oil and gas. The company also undertook a warehouse optimization program, consolidating several North American warehouses in order to increase efficiencies and accessibility, and moved its Australian operations to new office, warehousing and assembly space in Kemps Creek, Australia.
In addition to leading these efforts, and faced with the internal and external challenges described above, Mr. Teske proactively launched a comprehensive analysis of market dynamics to be undertaken in fiscal 2020 with the assistance of an outside consulting firm to enable the company to properly position its business for more sustained growth and higher returns. He also guided the company’s focus on improving long-term profitability, such as the plant consolidation announced by the company in August 2019 that will result in the closure of the Murray, Kentucky facility and the consolidation of production of small vertical shaft engines into the company’s Poplar Bluff, Missouri facility. At the same time, Mr. Teske ensured the company’s continued focus on product innovation, diversification and other business optimization efforts to position the company structurally to optimize its performance.
Mr. Schwertfeger oversaw the company’s ERP system upgrade, leading to the go-live in July 2018. He continued to effectively manage the company’s disciplined and balanced capital strategy and launched a refinancing of the company’s revolving credit facility in advance of its maturity in March 2021, in order to take advantage of favorable credit markets.
Mr. Rodgers continued to drive market penetration into higher margin commercial engine applications, while at the same time overseeing the execution of the company’s on-shoring of commercial engine production. He also led the effort to analyze the company’s residential engine manufacturing footprint, resulting in the announced closure of its Murray, Kentucky facility.
Mr. Reitman oversaw the expansion of InfoHub™, as discussed above. He also spearheaded the company’s North American warehouse consolidation and guided the company through service parts fulfillment challenges resulting from the company’s transition to its new ERP system.
Mr. Redman drove increased Products segment net sales attributable to both organic growth as well as revenue associated with the fiscal 2019 acquisition of the stand-on leaf and debris blower assets of Hurricane, Inc. He oversaw the launch of several new commercial products and led the company’s relocation of its Australian operations.
Executive Compensation Program
The Compensation Committee believes that a successful compensation program addresses two primary objectives:
•Hiring and retaining superior corporate executives, and
•Driving behavior in those executives that maximizes shareholder value creation.
In order to achieve the first objective, it is essential to provide compensation opportunities that are competitive with those available from other firms with which the company competes for talent. Accordingly, the Committee evaluates the company’s executive officer compensation levels with reference to the 50th percentile of the comparator group described in "Comparator Group" below. In general, the Committee considers an executive officer’s total cash compensation (i.e., base salary plus target annual incentive) to be at "market" if it is within 10% of the 50th percentile and long-term incentive compensation to be at "market" if it is within 15% of the 50th percentile.
Results of 2018 Say-on-Pay Vote
At the 2018 annual meeting, shareholders approved the advisory vote on executive compensation. Of the votes cast, over 94% approved the compensation awarded to the named executive officers. The Compensation Committee believes the support for the say-on-pay vote affirmed its philosophy and approach to executive compensation, which it continued when administrating the company’s compensation programs and making related decisions for fiscal 2019, as described in more detail below.
Comparator Group
In the course of carrying out its duties, the Compensation Committee reviews a market analysis of executive officer compensation prepared by Meridian every other year that compares the company’s compensation practices to those of selected peer companies, as well as market trend updates periodically provided by Meridian. The Committee reviewed and updated the comparator group in April 2018 for purposes of determining fiscal 2019 compensation. Those changes resulted in the elimination of seven companies that had either been acquired, were engaged in notably different businesses or for which compensation information was no longer available to Meridian — A.O. Smith Corporation, Chart Industries, Inc., Joy Global Inc., Martin Marietta Materials, Inc., Polaris Industries Inc., SPX Corporation and Vulcan Materials Company. Six companies with revenue, operating margins and capital intensity within a reasonable range of the company were included in the comparator group in their place — American Woodmark Corporation, Apogee Enterprises, Inc., NCI Building Systems, Inc. (now Cornerstone Building Brands, Inc.), Quanex Building Products Corporation, Steelcase Inc. and Tennant Company. The resulting Committee-approved comparator group consisted of the following companies:

American Woodmark Corporation
Andersen Corporation
Apogee Enterprises, Inc.
Armstrong World Industries, Inc.
Brady Corporation Cornerstone Building Brands, Inc.
Donaldson Company, Inc.
Fortune Brands Home & Security Inc.
Harley-Davidson, Inc.
Herman Miller, Inc.
IDEX Corporation
ITT Corporation
John Bean Technologies Corporation
Johns Manville Corporation

Lennox International Inc.
Mueller Water Products, Inc.
Nordson Corporation
Pella Corporation
Quanex Building Products Corporation
Simpson Manufacturing Co., Inc.
Snap-on Incorporated
Steelcase Inc.
Tennant Company
The Timken Company
USG Corporation
Valmont Industries, Inc.
Woodward Inc.

These companies represent firms that are geographically proximate and/or industrial in nature and with which the company believes it competes for executive talent. Annual revenues of the companies within the comparator group in August 2018 ranged from $863 million to $5.7 billion, with median revenues of $2.3 billion. The Committee periodically reviews the composition of the comparator group and will modify it as appropriate, including based on organizational or business changes at those companies.
Annual Salaries
The Compensation Committee determines executive salaries based on the value of the job and the amount required to attract and retain key executives. The Committee generally targets annual salaries for company officers to be at market as described above, with individual salaries based on the level of responsibility and individual performance. The Committee reviews salaries at the beginning of each fiscal year and normally sets revised salaries effective September 1.
After reviewing and considering the results of Meridian’s August 2018 market analysis and evaluating the company's fiscal 2018 results along with the individual performance of each of the named executive officers, the Committee adjusted the annual salaries for the named executive officers effective September 1, 2018 as follows:

Name	Fiscal 2018 Salary	Fiscal 2019 Salary	Percentage Increase
T.J. Teske	$963,000	$963,000	0.0%
M.A. Schwertfeger	$412,000	$450,000	9.2%
D.J. Rodgers	$477,360	$487,000	2.0%
W.H. Reitman	$400,860	$410,000	2.3%
H.L. Redman	$385,000	$400,000	3.9%
Following these adjustments, the salaries of Messrs. Teske, Schwertfeger and Redman were at market and the salaries of Messrs. Rodgers and Reitman remained significantly above market, a reflection of the market salary of his prior position as the company's CFO in the case of Mr. Rodgers and of tenure with the company and scope of responsibilities in the case of Mr. Reitman.
Omnibus Incentive Plan
The company's fiscal 2019 incentive compensation for the named executive officers was administered by the Compensation Committee and granted under the 2017 Omnibus Incentive Plan (the "2017 Plan"). Prior to the 2017 annual meeting, incentive compensation for the named executive officers was administered under the 2014 Omnibus Incentive Plan (the "2014 Plan"). The 2017 Plan provides for a variety of awards, including stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance share units ("PSUs"), PUAs and other stock-based and cash-based awards, on substantially the same terms as the 2014 Plan. As used herein, the term "Omnibus Plan" denotes either the 2014 Plan or the 2017 Plan, depending on the context.
Cash Incentive Awards
The goal of the company’s Annual Incentive Plan (the “AIP”) is to further connect the named executive officers’ decision-making and rewards with the company’s annual objectives and strategic initiatives by:

•	Providing above-market award opportunities for superior performance

•	Placing a greater emphasis on combined company-wide, group and business unit results

•	Providing a consistent emphasis on performance throughout the company

•	Recognizing as appropriate individual and non-financial factors that contribute to success

•	Emphasizing teamwork and collaboration across all businesses and functions
To achieve these objectives, target annual cash incentive awards are tied to results that consist of financial and, in some cases, individual performance metrics. The financial metric, referred to as “Briggs Value Added” or “BVA,” measures operating income minus a capital charge on a company-wide, division or plant basis. In selecting this metric, the Compensation Committee sought to use a value-added measurement that is ingrained in the company's daily operations and easily understood by the company's employees:

•
The operating income component of the BVA calculation equals income from operations as reported on the company’s financial statements for the plan year, adjusted for material non-recurring items approved by the Compensation Committee.

•	The capital component of the BVA calculation is based on the capital employed in the company’s businesses multiplied by a cost of capital rate approved by the Compensation Committee.

Each named executive officer’s opportunity for an annual cash incentive award is based on the named executive officer’s position, comparator group data and annual salary. Actual annual cash incentive awards can range from 0% to 200% of the named executive officer’s target award, determined by the “performance factor” associated with the level of BVA achieved. There are two caps on each cash award. As noted, one cap limits each cash award to 200% of the named executive officer’s target award. A second cap, stated in the Omnibus Plan, is $3.5 million. Once the cash awards are calculated and approved by the Compensation Committee, any earned awards are paid to the named executive officers in August.
Although the AIP allows for individual performance metrics to be taken into account, target cash incentive awards for the named executive officers in fiscal 2019 were tied solely to company-wide BVA to encourage behaviors to drive company financial results. The award levels set by the Committee were intended to be comparable to opportunities customarily provided by other companies to executives having similar responsibilities. The Compensation Committee maintained Mr. Teske's target cash incentive award at 110% of his annual salary. The Committee selected this level of target cash incentive to be consistent with market, reflect Mr. Teske's broad leadership and management responsibilities, and ensure that a significant portion of Mr. Teske's total compensation was performance based. The Committee left the target cash incentive award for each of the other named executive officers unchanged at 60% of annual salary. These target cash incentives resulted in Mr. Schwertfeger being below market, Messrs. Rodgers and Redman being at market, and Mr. Reitman being slightly above market, a reflection of his tenure with the company and scope of responsibilities.
In August 2018, the Compensation Committee established a company-wide fiscal 2019 BVA target of $52.0 million for purposes of the AIP, which was assigned a performance factor of 1.0 and would have resulted in a payout equal to 100% of each named executive officer’s target award. Company-wide BVA had to be greater than $28.0 million in fiscal 2019 in order for there to be a performance factor greater than zero (i.e., the threshold level). Though the fiscal 2019 BVA target was $0.6 million less than the fiscal 2018 BVA target of $52.6 million, it was $14.7 million more than actual fiscal 2018 BVA of $37.3 million, which the Committee considered to be a substantial improvement. The maximum company-wide BVA on which cash awards could have been paid in fiscal 2019 was $76.0 million, which was assigned a performance factor of 2.0 (i.e., a payout equal to 200% of the named executive officer’s target) and was considered a significant stretch.
The company’s actual BVA for fiscal 2019 was ($56.0) million, which included a discretionary adjustment made by the Compensation Committee to the company’s financial results for purposes of the fiscal 2019 BVA calculation to exclude $44.9 million of charges associated with the company's business optimization initiatives, which were not contemplated when the BVA target was set, a litigation charge of $2.0 million and $0.8 million of expenses associated with an acquisition. Notwithstanding those adjustments, the fiscal 2019 BVA still resulted in a 0.0 performance factor under the AIP and no cash incentive awards were paid to any of the named executive officers.
Long-Term Incentive Awards
The goal of the company’s long-term incentive ("LTI") compensation program is to align the most substantial component of executive compensation to the creation of long-term shareholder value and the drivers of that value. In addition, the program is designed to retain key executive talent in a cyclical and competitive industry segment and to appropriately compensate company executives based on market compensation levels. To achieve these goals in fiscal 2019, each named executive officer received stock options, a restricted stock (or RSU) award and a PUA.
Stock option awards are intended to encourage a high performance focus and alignment of the named executive officers with the company’s shareholders since value is only realized if the stock price increases. A secondary benefit of stock options is that unvested options are generally forfeited if the named executive officer leaves the company. The purpose of restricted stock/RSU awards is also to strengthen the alignment of executives with shareholders, motivate shareholder value creation and preserve the value of the company. Similar to stock options, should the executive terminate his or her employment prior to the vesting of the restricted shares/RSUs, the award is generally forfeited, which provides a long-term retention benefit to the company. PUAs represent at-risk compensation that rewards the named executive officers for superior long-term financial performance relative to target. The goal of PUAs is to incentivize the named executive officers to make decisions that improve operating income over a longer period of time, providing strong alignment with shareholders and promoting retention because unvested awards are generally forfeited if an executive terminates his or her employment.
The Compensation Committee's goal is to set the aggregate target value of each named executive officer’s LTI award at market, as described in "Comparator Group" above. However, the Committee also considers other factors when setting the aggregate target value for the CEO, such as the CEO’s experience and performance, and for the other named executive officers, recommendations from the CEO. The Compensation Committee maintained Mr. Teske's aggregate LTI award target value in fiscal 2019, resulting in Mr. Teske being at market. The Committee raised Mr. Schwertfeger's aggregate target, which was significantly below market in the prior year, by 23.8% to move him closer to market. The aggregate target value was also increased in the cases of Messrs. Rodgers, Reitman and Redman, by 4.9%, 4.8% and 6.9%, respectively, resulting in Mr. Redman being at market and Messrs. Rodgers and Reitman each being significantly above market with such variability reflecting their relative tenures with the company and, in the case of Mr. Reitman, his scope of responsibilities.
To derive the numbers of restricted shares/RSUs, stock options and PUAs each named executive officer received in fiscal 2019, the Compensation Committee apportioned the overall LTI target value for each named executive officer among the three types of incentives based in part on market data concerning the mix of LTI incentives provided by the companies in the comparator group. For the LTI award made in fiscal 2019 to Mr. Teske, 40% of the value was stock options, 30% was restricted stock and 30% was PUAs. For the LTI awards made to the other named executive officers, 40% of the value was restricted stock/RSUs, 30% was stock options and 30% was PUAs. The Committee believed this mix of LTI awards would encourage performance and alignment with the interests of shareholders, as awards are based on both absolute stock price growth and the achievement of operating results. Mr. Teske’s LTI award was more heavily weighted toward a combination of stock options and PUAs to amplify his value creation incentives.
The table below summarizes the total grant date value of each named executive officer’s fiscal 2019 awards and the apportionment among stock options, restricted stock (or RSUs) and PUAs, which the Committee approved in August 2018.

LONG-TERM INCENTIVE AWARDS IN FISCAL 2019
(In Thousands)

Name	Total Grant Date Value	Stock Options	Restricted Stock/RSUs	PUAs
T.J. Teske	$2,800	$1,120	$840	$840
M.A. Schwertfeger	650	195	260	195
D.J. Rodgers	682	205	273	205
W.H. Reitman	307	92	123	92
H.L. Redman	390	117	156	117
Stock Options. The number of stock options awarded to each named executive officer in fiscal 2019 was determined by dividing (i) the portion of the aggregate target value of the named executive officer’s LTI award allocated to stock options by the (ii) Black-Scholes value of an option on a share of the company’s common stock based on the closing share price of the company’s stock on the grant date. Each stock option had an exercise price of $20.96 per share, which was equal to the fair market value of the company’s stock on the grant date calculated as the reported closing sales price on the NYSE on such date. The options generally vest on the third anniversary of their grant date and expire on the tenth anniversary of their grant date. However, the Committee may accelerate vesting in the case of death, disability, retirement or a change in control.
Restricted Stock/RSUs. The aggregate number of shares of restricted stock/RSUs awarded to each named executive officer in fiscal 2019 was determined by dividing (i) the portion of the aggregate target value of the named executive officer’s LTI award allocated to restricted stock/RSUs by (ii) the closing share price of the company’s stock on the date of grant. Such awards vest three years after the date of grant, except that the vesting date may be accelerated in the case of death, disability, retirement or a change in control. If a named executive resigns his employment prior to the earlier of retirement eligibility or the vesting date, the restricted stock/RSU is forfeited unless forfeiture is waived by the Committee. Cash dividends are paid on restricted stock during the vesting period and holders of RSUs are credited with additional RSUs in lieu of cash dividends.
PUA Grants. The target number of PUAs awarded to each named executive officer in fiscal 2019 equaled the dollar value of the portion of the executive's aggregate target LTI award that is allocated to PUAs divided by $1. A payout under the fiscal 2019 grants of PUAs is dependent upon the level of the company’s operating income in the third year of the three-year performance period (the "Third Year"). The final number of earned PUAs can range from 0% to 200% of the target depending on actual performance against the pre-set operating income goals for the Third Year.
To achieve a payout at threshold (25% of target), the PUAs granted in fiscal 2019 require operating income in the Third Year to be at least $96.0 million. Operating income of $107.5 million in the Third Year would achieve a 100% payout and a payout at 200% of target would be achieved if operating income in the Third Year is equal to or greater than $119.8 million (which the Committee considered to be a significant stretch). Straight line interpolation is used to arrive at the payout percentage if the three-year operating income does not fall squarely at one of the three amounts. Generally, earned PUAs vest upon the Compensation Committee's certification as to the company's achievement of the pre-set performance goals, provided the Compensation Committee has the discretion to accelerate vesting in the event of death, disability, retirement, a change in control or achievement of the performance goals. PUAs are paid in cash at a rate of $1 for each PUA that is earned.

Adjustments to and Vesting of 2017 PUAs. Vesting of the PUAs granted in fiscal 2017 was based on cumulative operating income performance over fiscal years 2017, 2018 and 2019. Target performance under the PUAs was set at $348.1 million in cumulative operating income over that three-year period. To achieve a payout at threshold (25% of target), cumulative operating income of at least $304.4 million was required, and cumulative operating income of $381.8 million or more was required for a maximum payout (200% of target). In August 2019, the Committee approved adjustments to the company’s financial results for the three-year performance period, as permitted, to exclude $65.8 million of expenses incurred in fiscal years 2018 and 2019 in connection with the company's business optimization initiatives on the basis that such expenses were not contemplated when the cumulative operating income target was set, a $41.2 million non-cash charge associated with a partial annuity buyout of the company's pension plan in fiscal 2018, a $2.0 million litigation settlement charge incurred in fiscal 2019, and $0.8 million of expenses associated with integration of an acquisition in fiscal 2019. In addition, consistent with past practice, the Committee reduced the company's cumulative operating income during the performance period by $16.9 million to eliminate operating income attributable to storms that were not included in the base operating income on which the target was set and $1.4 million of operating income attributable to acquisitions, so that only operating income in excess of what management projected at the time of the acquisitions counted toward cumulative operating income for purposes of the PUAs. Based on the foregoing, adjusted cumulative operating income for the three-year performance period was $182.7 million; therefore, no payouts were made under the fiscal 2017 PUAs.
Retirement and Deferred Compensation Plans
Named executive officers generally participate in two retirement plans (a defined benefit pension plan in which benefits were frozen as of the end of 2013 and a supplemental executive retirement plan), two deferred compensation plans (a tax-qualified 401(k) plan and a supplemental defined contribution plan), and an executive life insurance program. The supplemental plans and life insurance program provide enhanced benefits that are considered necessary to retain named executive officers and maintain aggregate compensation at competitive levels. The principal terms of these plans and program are described below.
Retirement Plans. The company has a defined benefit retirement plan covering officers and certain other employees hired before 2008 under which benefits were frozen effective December 31, 2013. Non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years of compensation in the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and cash awards. The amount of a pension is offset by 50% of Social Security payments. The Social Security offset is prorated if years of credited service are less than 30. Benefits under the plan were frozen on December 31, 2013.
Company officers hired before 2008 also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. In no event will a pension paid under the above-described plans exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits. A trust has been established for deposit of the aggregate present value of the benefits provided to officers under the supplemental retirement plan upon a change in control of the company.
Supplemental Defined Contribution Plan. All officers and key employees are eligible to participate in a nonqualified defined contribution plan that supplements the company’s 401(k) plan. In the 401(k) plan, a participant may defer up to 75% of his or her salary and cash award, subject to Internal

Revenue Service limits. The employer matching contribution for such deferrals is 100% of the participant’s first 2% of contributions and 50% of the participant’s next 4% of contributions. Under the supplemental defined contribution plan, the company matching contribution is 50% of the participant’s deferrals or 4% of compensation, whichever is less.
The supplemental plan provides for automatic company contributions on behalf of all officers. These company contributions are (i) an annual contribution of 3% of the participant’s salary and cash award and (ii) an annual contribution that increases over 20 years from 3% of the participant’s salary and cash award to 8% of the participant’s salary and cash award. The Board of Directors may also authorize a discretionary lump sum company contribution to the account of a participant.
The same investment elections are available with respect to account balances in the supplemental defined contribution plan as are available in the company’s 401(k) plan. Distributions are made in a single lump sum or up to10 annual installments beginning after the participant separates from employment with the company.
A trust has been established to fund the company’s liabilities to participants in the supplemental defined contribution plan. The assets of this trust as well as the separate trust for the supplemental retirement plan are subject to claims of the creditors of the company.
Employment and Change of Control Agreements and Other Benefits
Employment Agreements. Each named executive officer has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.
Under each employment agreement, the covered named executive officer agrees to perform the duties that may be assigned by the company from time to time. The named executive officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the named executive officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and certain fringe benefits (but not cash awards or long-term incentive compensation) are continued for the remaining term of the agreement.
Change of Control Agreements. Each named executive officer has a change of control agreement with the company. The agreement becomes effective upon a defined change of control of Briggs & Stratton or if the officer’s employment is terminated upon or in anticipation of such a change of control, and automatically supersedes the employment terms contained in any other agreement. A change of control is defined to mean the acquisition of 20% or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.
The purpose of the change of control agreements is to ensure that in contemplating a potential change in ownership of the company the named executive officers are focused on the best interests of shareholders and not the potential impact on their employment. If during the employment term (three years from the change of control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change of control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)
a lump sum equal to the officer’s accrued salary and cash award for the current year, plus three times the officer’s current annual salary and highest annual cash award (which is the greater of the most recent annual cash award received by the officer and the average of the top three cash awards received by the officer over the past five years),

(2)	the present value of a three-year enhancement of service under the retirement plan and supplemental executive retirement plan,

(3)
continuation of benefits for three years after termination of employment under the company’s 401(k) plan, supplemental defined contribution and welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)	outplacement services selected by the officer,

(5)	any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)	a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)
immediate vesting of all outstanding stock options, restricted stock, RSUs and deferred stock pursuant to the company’s incentive compensation plans; PUAs and PSUs will be paid out pro rata as if the target was achieved.

Change of control agreements executed after October 14, 2009 are different from these agreements in three respects:

(1)
The agreements no longer have a provision that permits an officer to receive severance benefits if he or she voluntarily terminates employment during a 30-day window period one year after a change of control.

(2)
The agreements require that a named executive officer who intends to terminate his or her employment for good reason must provide the company with a written explanation and allow the company 30 days to address the situation.

(3)
The agreements provide that the company will reduce the lump sum payment that would be made to an officer to a level that does not invoke the federal excise tax imposed by Section 4999 of the Internal Revenue Code.

With the exception of Mr. Schwertfeger, who entered into a change of control agreement in 2014, change of control agreements with the officers named in the Summary Compensation Table were executed prior to October 2009.
Equity Award Agreement with Mr. Teske. In October 2017, the Committee approved, and Mr. Teske and the company executed, an agreement to modify the outstanding equity awards previously granted to him under the 2014 Plan to align the treatment of a termination without cause under such awards with the treatment thereof under Mr. Teske's award agreements pursuant to the 2017 Plan. As a result, the award agreements provide that, in the event Mr. Teske's employment is terminated by the company without cause, the termination date will be deemed to be the date upon which Mr. Teske's employment agreement with the company would have expired had he instead been provided with a notice of nonrenewal by the company.

Expatriate Agreement with Mr. Reitman. In 2013, the company entered into an Expatriate Agreement with Mr. Reitman related to his expatriate assignment in Switzerland, which concluded in 2016. Though his expatriate assignment has ended, Mr. Reitman continues to be entitled to tax neutralization payments and reimbursement of his tax preparation expenses in relation to assignment-related tax exposures.
Executive Life Insurance Program. The company provides a death benefit to its named executive officers. The amount of the benefit during employment is two times annual salary, and the amount after retirement, for named executive officers elected before 2010, is $400,000. This coverage is consistent with the level of coverage provided by other companies that offer this benefit. The annual cost to the company for providing the benefit to eligible named executive officers was approximately $50,000. The company will recover this cost from the cash value of the policy on a covered executive when he retires or dies. The benefit is not being provided to new executives hired since 2010, and the amount of the benefit for current executives will not be increased.
Other Benefits. Each elected officer of the company may be reimbursed up to $5,000 annually for expenses incurred for personal financial consulting, estate planning and tax preparation.
Other Aspects of the Executive Compensation Program
Clawback Policy. The company’s incentive awards are subject to clawback rights. Cash and equity awards can be recovered by the company for any plan year in which negligence or misconduct results in a material restatement of the financial statements included in the company’s annual report that is filed with the SEC within three years after payment of the award (and as to any subsequent plan year in which any such award was materially affected by the restatement). Gains on stock options can be recovered by the company if such gains are attributable to options that were exercised within 12 months after any such material restatement.
Anti-Hedging and Anti-Pledging Policy. As set forth in the company’s stock ownership guidelines, which are discussed below, directors, Board-elected officers and key managers are prohibited from engaging in any transaction that hedges or locks in the value of his or her company stock holdings, including acquiring puts, calls, options (other than options granted by the company), short sales, swaps, collars or other derivative securities. Such transactions allow the holder to own company stock without the full risks and rewards of ownership and potentially separate the holder’s interests from those of other shareholders. Directors, Board-elected officers and key managers are also prohibited from pledging, holding in a margin account or otherwise encumbering company stock.
Tax Policy. The company’s compensation plans were designed generally to ensure tax deductibility of the compensation paid under the plans based on tax regulations in effect at the time the plans were adopted, including Section 162(m) of the Internal Revenue Code. In December 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) was enacted in the United States. Among other changes, the Tax Act eliminated prospectively the provisions under Section 162(m) of the Internal Revenue Code that allowed tax deductions for certain performance-based compensation above the $1.0 million deductibility limit for certain executive officers, subject to transitional provisions for compensation and grants awarded prior to November 2017. Although the Tax Act substantially changed certain elements of tax deductibility of executive compensation, including the loss of certain deductions keyed to the former specified performance-based standards, the Compensation Committee intends to continue to structure compensation programs to be consistent with its pay-for-performance philosophy. During the transition period, the Committee anticipates taking appropriate action to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions.

The Compensation Committee previously established a stock pool for purposes of determining the number of restricted stock awards (including RSUs) that could be granted in August 2018 to the company's elected officers and qualify for tax deductibility under the former provisions of Section 162(m). Though the Tax Act eliminated deductibility to the extent the restricted stock awards caused certain executive officers' compensation to exceed $1 million, the Compensation Committee opted to abide by the requirements of the pool when making restricted stock awards in August 2018 rather than rescinding the pool. The number of shares in the pool was determined by dividing (i) 10% of the company’s adjusted operating income for fiscal 2018 by (ii) the fair market value of company stock on the award date determined by the Committee, rounded up or down to the nearest 10 shares. The maximum portion of the stock pool that could have been allocated to a named executive officer in fiscal 2019 was 50% for the CEO and a percentage for each of the other named executive officers equal to their proportionate share of the remaining 50% of the pool.
Stock Ownership Guidelines
The CEO is required to hold five times his annual salary in company stock, senior vice presidents are required to hold three times their annual salary in company stock and other elected officers are required to hold two times their annual salary in company stock. The guidelines also prohibit hedging and pledging transactions involving the company’s stock, as discussed above. Stock retention requirements apply to any officer who does not hold the requisite amount of stock on the annual measurement date. A copy of the stock ownership guidelines is available in the "Governance" menu of the Investor Relations section of the company’s website. Though none of the executives named in the Summary Compensation Table currently holds the requisite number of shares as a result of the decrease in the company's stock price, each is in compliance with the procedural and retention requirements of the guidelines. Compliance is measured with reference to the average of the company's stock price over the six months ending June 30 of each year. For purposes of the 2019 measurement, the average stock price was $12.13.
Compensation-Related Risk
The company’s internal audit staff conducts an annual assessment of the company’s compensation plans and practices with respect to risk and reviews the assessment with the Compensation Committee. The last such assessment and review occurred in August 2019. The assessment concluded that the company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the company. The reasons for concluding that the company’s compensation plans and practices do not create material risk for the company include that the company (i) sufficiently monitors the design and administration of the compensation and benefit programs that are available to company employees and directors, (ii) leverages the expertise of third party service providers where necessary to ensure that the company’s compensation and benefit programs are reasonably consistent when compared to the market, and (iii) has appropriate risk mitigation procedures in place to ensure that incentive-based compensation and benefit programs are not reasonably likely to have a material adverse effect on the company.

COMPENSATION TABLES
The following table shows salaries, bonuses, incentive awards, changes in the value of retirement benefits, and other compensation relating to the fiscal years presented for the named executive officers.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value &
							Nonqualified
Name &						Non-equity	Deferred
Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	(b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	($) (i)	($) (j)
T.J. Teske Chairman, Pres. & CEO	2019	963,000	-	840,077	1,120,010	-	1,204,000	164,589	4,291,676
	2018	958,333	-	840,089	1,120,003	379,500	17,000	199,853	3,514,778
	2017	935,000	-	810,045	1,080,000	462,825	(301,000)	239,687	3,226,557

M.A. Schwertfeger Sr. Vice Pres. & CFO	2019	443,667	-	259,904	194,977	-	-	44,822	943,370
	2018	405,833	-	210,022	157,482	87,660	-	50,334	911,331
	2017	366,667	-	180,010	135,014	99,000	-	59,695	840,386

D.J. Rodgers Sr. Vice Pres. & Pres. – Engines Group	2019	485,393	-	272,899	204,586	-	190,000	70,804	1,223,682
	2018	475,800	-	259,969	195,019	102,773	8,000	84,561	1,126,122
	2017	466,563	-	252,014	189,005	125,972	(31,000)	98,633	1,101,187

W.H. Reitman Sr. Vice Pres. & Pres. – Support	2019	408,477	-	122,826	92,110	-	212,000	190,982	1,026,395
	2018	399,550	-	117,293	87,882	86,303	70,000	362,629	1,123,657
	2017	391,875	-	142,668	83,712	105,806	(44,000)	267,404	947,465

H.L. Redman Sr. Vice Pres. & Pres. - Products	2019	397,500	-	155,942	117,008	-	205,000	69,626	945,076

Column (a): Mr. Redman, who has been employed by the company (or a predecessor) since 1995, has not been a named executive officer since fiscal 2016. In accordance with SEC rules and related guidance, information for fiscal years 2018 and 2017 is not required to be presented for Mr. Redman.
Column (c): All officers other than Mr. Teske received a base salary increase for fiscal 2019. As discussed in the Nonqualified Deferred Compensation for Fiscal Year 2019 table below, the named executive officers may defer a portion of their base salary in accordance with the company's deferred compensation plan.
Column (e): Stock awards made in each fiscal year included only restricted stock (or RSUs). Restricted stock (or RSUs) are valued at the grant date value of the award.
Column (f): The reported amounts are the grant date values of the stock option awards. For the stock option grants made in August 2018, the assumptions made in determining the Black-Scholes value included an exercise price and fair market value of $20.96 per share, an expected life of 5.5 years, an interest rate of 2.72%, a daily stock price volatility of 32.94% and an expected dividend yield of 2.67%. Assumptions used in valuing fiscal 2018 and fiscal 2017 stock options are stated in Note 14 of the Notes to the Consolidated Financial Statements of the company’s Form 10-K.
Column (g): The reported amounts include cash incentive awards actually paid to the named executive officers for performance in the indicated fiscal year. As discussed in the Nonqualified Deferred Compensation for Fiscal Year 2019 table below, the named executive officers may defer a portion of their annual cash incentive award in accordance with the company's deferred compensation plan.
Column (h): The reported amounts include changes in the present value of pension benefits for the relevant fiscal year. Earnings on account balances in the company’s supplemental defined contribution plan are not included because the applicable interest rate is not above-market or preferential.
Column (i): Amounts include professional fees for financial advice, company contributions to 401(k) and nonqualified deferred compensation plans, premiums paid by the company for life insurance, expenses related to an expatriate assignment, and private use of the company plane by the CEO. Of these items, those exceeding $10,000 for fiscal 2019 include company contributions to retirement plans of $129,755 for Mr. Teske, $44,222 for Mr. Schwertfeger, $62,857 for Mr. Rodgers, $61,148 for Mr. Reitman and $47,637 for Mr. Redman, life insurance premiums paid by the company totaling $22,162 for Mr. Teske and $12,350 for Mr. Reitman, and expatriate expenses totaling $115,323 for Mr. Reitman. In addition, the amounts for fiscal 2019 include $10,824 for use of the company plane by Mr. Teske. Dividends and dividend equivalents on restricted stock (or RSUs) were not included in any of the fiscal years presented.

Cash and Stock Awards
The following tables show cash and stock awards made to the named executive officers for fiscal 2019, their outstanding equity awards at the end of fiscal 2019, and the gains attributable to stock options they exercised and the value of stock awards that vested during fiscal 2019. The company’s fiscal 2019 financial statements include expenses associated with stock awards granted in August 2018 and any cash awards paid in August 2019.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2019

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
						All Other	All Other
						Stock	Option		Grant
						Awards:	Awards:	Exercise or	Date Fair
						Number	Number of	Base Price	Value of
						of Shares	Securities	of Option	Stock &
	Grant	Approval				of Stock	Underlying	Awards	Option
Name	Date	Date	Threshold	Target	Maximum	or Units	Options	($/Share)	Awards
(a)	(b)	(c)	($) (d)	($) (e)	($) (f)	(#) (g)	(#) (h)	(i)	($) (j)
T.J. Teske
Cash Award	8/30/19	8/13/19		1,059,300	2,118,600
Stock Option	8/20/18	8/14/18					205,130	20.96	1,120,010
Stock Award	8/20/18	8/14/18				40,080			840,077
PUAs	8/20/18	8/14/18	210,007	840,028	1,680,056
M.A. Schwertfeger
Cash Award	8/30/19	8/13/19		266,200	532,400
Stock Option	8/20/18	8/14/18					35,710	20.96	194,977
Stock Award	8/20/18	8/14/18				12,400			259,904
PUAs	8/20/18	8/14/18	48,750	195,000	390,000
D.J. Rodgers
Cash Award	8/30/19	8/13/19		291,236	582,472
Stock Option	8/20/18	8/14/18					37,470	20.96	204,586
Stock Award	8/20/18	8/14/18				13,020			272,899
PUAs	8/20/18	8/14/18	51,150	204,600	409,200
W.H. Reitman
Cash Award	8/30/19	8/13/19		245,086	490,172
Stock Option	8/20/18	8/14/18					16,870	20.96	92,110
Stock Award	8/20/18	8/14/18				5,860			122,826
PUAs	8/20/18	8/14/18	23,025	92,100	184,200
H.L. Redman
Cash Award	8/30/19	8/13/19		238,500	477,000
Stock Option	8/20/18	8/14/18					21,430	20.96	117,008
Stock Award	8/20/18	8/14/18				7,440			155,942
PUAs	8/20/18	8/14/18	29,250	117,000	234,000
Column (b): The Grant Date is the day when an annual cash award was paid to a named executive officer or a long-term incentive award was granted to a named executive officer. As discussed in the CD&A, since company-wide performance measures for fiscal 2019 were not achieved, the annual cash awards reported above were not earned and, as a result, did not pay out to the named executive officers. The scheduled payout date for the annual cash awards was August 30, 2019.
Column (c): The Approval Date is the day when the Compensation Committee approved an award.
Columns (d) thru (f): For annual cash awards, the Threshold is the cash award the named executive officer would have received if the performance factor had been zero. The Target is the cash award the named executive officer would have received if the performance factor had been 1. The Maximum is the cash award the named executive officer would have received if the performance factor had been 2 or more. Vesting of PUAs is dependent upon the level of the company’s operating income in the third year of the three-year performance period. The final number of earned PUAs can range from 0% to 200% of Target depending on actual company performance, as discussed in the CD&A. For PUAs, Threshold is the cash award the named executive officer will receive if the performance factor is 0.25 (no cash award if performance is below 0.25), Target is the cash award the named executive officer would receive if the performance factor is 1 and Maximum is the cash award the named executive officer would receive if the performance factor is 2 or more.
Column (g): Awards were made in restricted stock, except that the awards to Mr. Reitman were made in RSUs. These awards vest three years from the date of grant, as previously discussed.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

	Option Awards				Stock Awards
						Market
	No. of	No. of			No. of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying	Option		Units of	Units of
	Unexercised	Unexercised	Exercise	Option	Stock That	Stock That
	Options	Options	Price	Expiration	Have Not	Have Not
	Exercisable	Unexercisable	($/Share)	Date	Vested	Vested
Name (a)	(#) (b)	(#) (c)	(d)	(e)	(#) (f)	($) (g)
T.J. Teske	272,970		$18.83	10/21/24	37,390	382,874
	288,170		$19.90	8/18/25	42,300	433,152
		281,250	$19.15	8/22/26	41,040	420,250
		241,380	$20.47	8/21/27	40,080	410,419
		205,130	$20.96	8/20/28

M.A. Schwertfeger	16,270		$18.83	10/21/24	2,230	22,835
	28,230		$19.90	8/18/25	9,400	96,256
		35,160	$19.15	8/22/26	10,260	105,062
		33,940	$20.47	8/21/27	12,400	126,976
		35,710	$20.96	8/20/28

D.J. Rodgers	64,570		$18.83	10/21/24	8,840	90,522
	52,070		$19.90	8/18/25	13,160	134,758
		49,220	$19.15	8/22/26	12,700	130,048
		42,030	$20.47	8/21/27	13,020	133,325
		37,470	$20.96	8/20/28

W.H. Reitman	27,820		$18.83	10/21/24	4,354	44,582
	22,430		$19.90	8/18/25	8,064	82,575
		21,800	$19.15	8/22/26	6,055	62,004
		18,940	$20.47	8/21/27	6,034	61,785
		16,870	$20.96	8/20/28

H.L. Redman	32,020		$18.83	10/21/24	4,390	44,954
	25,830		$19.90	8/18/25	7,100	72,704
		26,560	$19.15	8/22/26	7,130	73,011
		23,600	$20.47	8/21/27	7,440	76,186
		21,430	$20.96	8/20/28
Column (b): Options that expire on October 21, 2024 vested on October 21, 2017, and options that expire on August 18, 2025 vested on August 18, 2018.
Column (c): Options that expire on August 22, 2026 vested on August 22, 2019; options that expire on August 21, 2027 vest on August 21, 2020; and options that expire on August 20, 2028 vest on August 20, 2021.
Column (f): All restricted stock awards and RSUs reported above were granted, in descending order as shown in the table, on August 19, 2014, August 22, 2016, August 21, 2017, and August 20, 2018, and vest on August 19, 2019, August 22, 2019, August 21, 2020, and August 20, 2021, respectively. The amounts above include dividend equivalents on RSUs.

Column (g): Based on the $10.24 per share closing price of a share of the company’s common stock as of the last business day of fiscal 2019.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2019

	Option Awards		Stock Awards
	No. of Shares	Value Realized on	No. of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
(a)	(#)(b)	($)(c)	(#)(d)	($)(e)
T.J. Teske	87,398	7,201	80,020	1,643,283
M.A. Schwertfeger	-	-	11,000	224,646
D.J. Rodgers	-	-	22,010	450,426
W.H. Reitman	-	-	16,332	300,873
H.L. Redman	-	-	11,040	225,989
Column (c): Based on the sale price of shares underlying options and the fair market value on the date of exercise for any shares held.
Column (e): Based on the closing price on the vesting date.
Pensions and Other Benefits
The company provides certain officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The present value of these benefits and certain other information for each participating named executive officer is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2019

		Number of
		Years	Present Value	Payments
		Credited	of Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year
(a)	(b)	(#) (c)	($) (d)	($) (e)
T.J. Teske	B & S Retirement Plan		743,000
	B & S Supplemental Executive Retirement Plan		6,584,000
	Total	23.10	7,327,000	—

D.J. Rodgers	B & S Retirement Plan		189,000
	B & S Supplemental Executive Retirement Plan		691,000
	Total	12.60	880,000	—

W.H. Reitman	B & S Retirement Plan		1,089,000
	B & S Supplemental Executive Retirement Plan		2,612,000
	Total	26.39	3,701,000	—

H. L. Redman	B & S Retirement Plan		243,000
	B & S Supplemental Executive Retirement Plan		914,000
	Total	12.52	1,157,000	—

Column (a): Mr. Schwertfeger was hired after the 2008 plan eligibility freeze.
The amounts in the preceding table show the present value of accumulated benefits as of July 1, 2019. The amounts were calculated using the RP2014 mortality table backed off to 2006 projected generationally using projection scale MMP 2018 and a discount rate of 3.60%. Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed information about this calculation see “Retirement and Deferred Compensation Plans” in the CD&A.
Mr. Reitman is eligible for early retirement under the company’s Retirement Plan and Supplemental Executive Retirement Plan; Messrs. Teske and Redman will each become eligible in fiscal 2020, assuming continued employment. Early retirement is available to employees who (1) attain 30 years of service with the company, (2) reach age 55 with 10 or more years of service with the company, or (3) attain age 65. If an employee retires with 30 years of service, there is no reduction in the retirement benefit, and such retiree is eligible to continue medical coverage for up to 10 years, but not beyond age 65, as long as the retiree pays the same premiums as active employees. If an employee retires after reaching age 55 and with at least 10 years of service, the benefit is reduced by 4% for each year of age less than age 62 or each year of service less than 30, whichever is less. The benefit is not reduced if the employee is at least age 62 with 10 years of service or age 65.
* * * * *
The following table shows contributions and earnings during fiscal 2019 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive officer. A named executive officer may defer under the plan up to 75% of his salary and bonus, reduced by assumed deferrals of 6% of base salary under the company’s 401(k) plan. Company contributions to a participant’s account are described in “Retirement and Deferred Compensation Plans” in the CD&A. Distributions are made in a single lump sum or up to 10 annual installments beginning after the participant separates from employment with the company.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2019
Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings (Loss) in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
T.J. Teske	2,610	110,505	116,330	0	2,615,382
M.A. Schwertfeger	18,780	24,972	9,073	0	247,963
D.J. Rodgers	31,890	43,607	20,668	0	928,171
W.H. Reitman	16,029	43,688	35,658	0	923,588
H.L. Redman	11,600	30,732	29,911	0	689,886
Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table.
Column (c): The company contributions include 401(k) plan restoration matching and non-elective contributions equal to 50% of the participant’s deferrals or 4% of compensation, whichever is less, plus a non-elective contribution of 3% of each named executive officer’s salary and annual cash award incentive compensation, if any. Each officer also receives a contribution ranging from 3% to 8% of salary and annual cash award incentive compensation, if any, based on years of service as an elected officer.
Columns (d) and (f): The aggregate balances include the following amounts that were previously reported as compensation for the named executive officers in the Summary Compensation Table for previous years: Mr. Teske $1,579,058, Mr. Schwertfeger $75,297, Mr. Rodgers $413,445, Mr. Reitman $481,721 and Mr. Redman $129,822.

AGREEMENTS WITH EXECUTIVES
As described in more detail in the CD&A above under “Employment and Change of Control Agreements and Other Benefits,” the company has entered into employment agreements and change of control agreements with each of the executives named in the Summary Compensation Table and Mr. Reitman retains certain tax-related benefits under an Expatriate Agreement.
Assuming the executives named in the Summary Compensation Table were terminated other than for cause on June 28, 2019 (the last business day of fiscal 2019), each named executive officer would have been entitled under his employment agreement to continue to receive a base salary through December 31, 2020, and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each named executive officer are: Mr. Teske $1,444,500, Mr. Schwertfeger $675,000, Mr. Rodgers $730,500, Mr. Reitman $615,000, and Mr. Redman $600,000. The value of continued medical plan coverage for each named executive officer would have been as follows: Mr. Teske $21,801, Mr. Schwertfeger $6,813, Mr. Rodgers $21,801, Mr. Reitman $15,669 and Mr. Redman $21,801.

The employment agreements terminate upon a named executive officer’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each named executive officer, assuming a termination for disability on the last business day of fiscal 2019, are as follows: Mr. Teske $481,500, Mr. Schwertfeger $225,000, Mr. Rodgers $243,500, Mr. Reitman $205,000 and Mr. Redman $200,000.
The named executive officers are not entitled to a death benefit under their employment agreements, but the company’s executive life insurance program provides life insurance equal to two times the named executive officer’s annual base salary if the named executive officer dies while employed by the company. In addition, named executive officers elected prior to 2010 (Messrs. Teske, Rodgers, Reitman and Redman) are also entitled to a death benefit of $400,000 following retirement. The death benefits that would have been paid with respect to each named executive officer, assuming the named executive officer died on the last business day of fiscal 2019, are as follows: Mr. Teske $1,926,000, Mr. Schwertfeger $900,000, Mr. Rodgers $974,000, Mr. Reitman $820,000 and Mr. Redman $800,000.
A named executive officer’s termination of employment due to death results in the immediate vesting of all stock options, restricted stock and RSUs. For PUAs, the award is paid on a pro rata basis. A named executive officer’s termination of employment due to disability results in the immediate vesting of all restricted stock and RSUs. Stock options remain subject to vesting in the case of a termination due to disability; provided that the Compensation Committee may elect to accelerate such vesting. For PUAs, the award is paid on a pro rata basis due to disability. Restricted stock and RSUs are not forfeited in the event of a named executive officer’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the Compensation Committee vest the named executive officer’s stock options upon retirement, and such a request is normally granted. PUAs are generally paid on a pro rata basis at the end of the performance period in the case of retirement. The value of unvested restricted stock, RSUs and PUAs for each named executive officer as of the last business day of fiscal 2019 was: Mr. Teske $2,486,704, Mr. Schwertfeger $521,005, Mr. Rodgers $686,821, Mr. Reitman $340,242 and Mr. Redman $378,829, based upon the same assumptions used to calculate change of control payments. Unvested stock options did not have any immediately realizable value as of the last business day of fiscal 2019 because the respective exercise prices of such options were higher than the closing price of the company’s common stock on that date.
If the change of control agreements had become effective on the last business day of fiscal 2019, the executives named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS
Name	Severance Payment	Pension Enhancements	Outplacement Services	Tax Gross-Up	Early Stock and PUA Vesting	Other Benefits	Total
T.J. Teske	$4,949,532	$364,000	$12,000	$3,122,620	$2,486,704	$987,517	$11,922,373
M.A. Schwertfeger	1,674,231	-	12,000	-	521,005	229,534	2,436,770
D.J. Rodgers	2,015,382	97,000	12,000	1,209,003	686,821	339,501	4,359,707
W.H. Reitman	1,722,882	141,000	12,000	816,650	340,242	341,821	3,374,595
H.L. Redman	1,623,477	112,000	12,000	920,830	378,829	299,203	3,346,339

The Pension Enhancements values in the preceding table show the increase in the present value of each named executive officer’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on the last business day of fiscal 2019. The valuation assumes a three-year addition to each named executive officer’s credited years of service, survival of each named executive officer until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on the RP2014 mortality table backed off to 2006 projected generationally using projection scale MMP 2018 and a discount rate of 3.60%.
The Severance Payment and Tax Gross-Up values in the table above do not reflect the value to the company of the noncompete restrictions applicable to the named executive officers following a change in control, which the company believes would reduce the amount of any severance payment subject to federal excise tax and, accordingly, the amount of the cutback or tax gross-up, as applicable.
In the Early Stock and PUA Vesting column, the value of accelerating the vesting date of restricted stock and RSUs was calculated by multiplying the number of such shares that were subject to restrictions on the last business day of fiscal 2019 by the fair market value of the company’s common stock on that date. For PUAs, the value of the award was calculated as if target performance was achieved and the award was paid on a pro rata basis. As previously noted, upon certification by the Committee in August 2019, the fiscal 2017 PUAs did not vest. Stock options that were not exercisable on the last business day of fiscal 2019 did not have any immediately realizable value because the respective exercise prices of such options were higher than the closing price of the company’s common stock on that date.
The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

Name	Deferred Compensation	Life Insurance	Financial Planning	Medical Insurance	Company Plane (a)	Total
T.J. Teske	$742,430	$66,486	$15,000	$43,601	$120,000	$987,517
M.A. Schwertfeger	200,908	-	15,000	13,626	-	229,534
D.J. Rodgers	262,000	18,900	15,000	43,601	-	339,501
W.H. Reitman	258,433	37,050	15,000	31,338	-	341,821
H.L. Redman	211,052	29,550	15,000	43,601	-	299,203
(a) The Compensation Committee has authorized Mr. Teske as CEO to use the company plane for private use up to 20 hours per calendar year. The purpose of the authorization is to permit Mr. Teske to spend time on company-related business that he would otherwise spend in transit for personal business or vacation. The amount listed in the table represents the estimated incremental cost to the company for three years of benefits under this policy. The estimated cost was derived by multiplying 20 hours/year of plane use by $2,000/hour to cover the cost of fuel, oil and maintenance.

CEO PAY RATIO
In accordance with Item 402(u) of Regulation S-K, the company is required to provide certain information concerning the ratio between Mr. Teske’s annual total compensation and the annual total compensation of the company’s estimated median compensated employee (“MCE”), in each case generally calculated in the manner that annual total compensation is calculated for purposes of the Summary Compensation Table.
Summary
As described in more detail below, the total fiscal 2019 compensation of the company’s MCE was $51,814.  Mr. Teske’s fiscal 2019 compensation for purposes of the ratio totaled $4,306,210, resulting in a ratio to the MCE’s total fiscal 2019 compensation of 83 to 1. Mr. Teske’s compensation for purposes of the ratio differs from his total compensation of $4,291,676 reported in the Summary Compensation Table above due to the inclusion of $14,534 for the company’s contribution for his health and welfare benefits. The company’s contribution for these benefits is also included in the MCE’s calculation for purposes of the ratio, as discussed below. Since these health and welfare benefits are generally available to all salaried employees and do not discriminate in scope, terms or operation, these amounts are not included in the Summary Compensation Table.
Methodology
As permitted by Item 402(u) of Regulation S-K, the company's MCE for fiscal 2019, a production employee at one of its U.S. plants, is the same as the MCE used for fiscal 2018 because the company determined there were no material changes to its employment population or compensation and benefit plans that would warrant a change in the methodology or the MCE. For a discussion regarding the methodology used by the company to determine the MCE, please see “CEO Pay Ratio” in the company’s proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on September 7, 2018.
For fiscal 2019, the company calculated the total compensation of the MCE using the same methodology as was used to calculate Mr. Teske’s total fiscal 2019 compensation for purposes of the Summary Compensation Table, plus the value of the company’s contribution for health and welfare benefits.  This included adding the MCE’s actual fiscal year 2019 overtime pay, fiscal 2019 bonus, the company’s contribution for health and welfare benefits based on January 1, 2019 rates and calendar 2019 company 401(k) contribution, resulting in total 2019 compensation of $51,814.
SEC rules and guidance for identifying the median of the annual total compensation of employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect employee populations and compensation practices.  Accordingly, the pay ratios reported by other companies may not be comparable to the company’s pay ratio, as other companies may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

IV.    OTHER MATTERS
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors consists of four nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that each member of the Committee is independent under the rules of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and is an audit committee financial expert under SEC rules.
Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.
In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and Deloitte & Touche LLP (“D&T”), the company’s independent auditors. The Audit Committee has discussed with D&T the matters related to the conduct of the audit required to be discussed pursuant to the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees.” The Audit Committee also discussed with D&T the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from D&T the written disclosures and the letter required by Rule 3526 of the PCAOB, “Communications with Audit Committees Concerning Independence,” regarding the independent auditor’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.
The Audit Committee has discussed with the company’s internal audit director his evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors.
Patricia L. Kampling, Chair
Jeffrey R. Hennion
Frank M. Jaehnert
Henrik C. Slipsager

INDEPENDENT AUDITORS’ FEES

		2019	2018
Audit Fees		$1,412,000	$1,369,000
Audit-Related Fees		0	0
Tax Fees		62,000	583,000
All Other Fees		0	2,000
	Total Fees	$1,474,000	$1,954,000

Tax Fees for 2019 include fees for federal and international tax compliance reviews and consultations regarding international transfer pricing. Tax Fees for 2018 include fees for New Markets Tax Credit consultations, U.S. tax reform planning and consultations, international tax planning consultations, and the preparation of tax returns. All Other Fees for 2018 relate to an online research tool.
The Audit Committee must approve in advance all audit and non-audit services to be provided by the independent auditors and must approve all fees to be paid by the company to the independent auditors, each of which occurred in relation to the company’s engagement of D&T for fiscal year 2019 and 2018 services. In addition, the Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,451,704 (a)	15.4%
Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 600 San Diego, CA 92130	4,419,779 (b)	10.5%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,365,963 (c)	10.4%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	3,600,469 (d)	8.6%
LSV Asset Management 155 North Wacker Drive, Suite 4600 Chicago, IL 60606	2,383,417 (e)	5.7%

(a)	BlackRock, Inc. reported that as of December 31, 2018, it had sole voting power with respect to 6,294,679 shares and sole dispositive power with respect to 6,451,704 shares.

(b)	Brandes Investment Partners, L.P. reported that as of January 31, 2019, it had shared voting power with respect to 2,747,227 shares and shared dispositive power with respect to 4,419,779 shares.

(c)
The Vanguard Group, Inc. reported that as of December 31, 2018, it had sole voting power with respect to 41,521 shares, shared voting power with respect to 8,700 shares, sole dispositive power with respect to 4,320,493 shares and shared dispositive power with respect to 45,470 shares.

(d)	Dimensional Fund Advisors LP reported that as of December 31, 2018, it had sole voting power with respect to 3,452,476 shares and sole dispositive power with respect to 3,600,469 shares.

(e)	LSV Asset Management reported that as of December 31, 2018, it had sole voting power with respect to 1,180,692 shares and sole dispositive power with respect to 2,383,417 shares.
Amounts for 5% shareholders are presented as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group as of August 23, 2019.

	Number			Nature of Beneficial Ownership
	of Shares		Percent	Sole Voting	Shared Voting		Sole
	Beneficially		of	& Investment	& Investment		Voting Power
Name	Owned		Class	Power	Power		Only
Sara A. Greenstein	27,746	(a)	*	27,746	0		0
Jeffrey R. Hennion	42,994	(a)	*	42,994	0		0
Frank M. Jaehnert	79,312	(a)	*	79,312	0		0
Patricia L. Kampling	71,039	(a)	*	71,039	0		0
Keith R. McLoughlin	72,846	(a)	*	72,846	0		0
Harold L. Redman	159,861	(b)	*	145,291	0		14,570	(c)
William H. Reitman	121,197	(b)(e)	*	81,180	40,017		0
David J. Rodgers	257,685	(b)	*	231,965	0		25,720	(c)
Mark A. Schwertfeger	123,345	(b)	*	100,685	0		22,660	(c)
Henrik C. Slipsager	72,411	(a)	*	72,411	0		0
Charles I. Story	87,352	(a)	*	87,352	0		0
Todd J. Teske	1,800,429	(b)	4.2	1,119,309	600,000	(d)	81,120	(c)
Brian C. Walker	87,184	(a)	*	87,184	0		0

All directors and current executive officers
as a group (18 persons including
the above named persons)	3,295,492	(a)(b)(c)	7.6
		(d)(e)
*Less than 1%.

(a)
Includes grants to directors deferred under the Deferred Compensation Plan for the following Directors: Ms. Greenstein 27,746 shares, Mr. Hennion 42,994 shares, Mr. Jaehnert 48,833 shares, Ms. Kampling 60,471 shares, Mr. McLoughlin 68,059 shares, Mr. Slipsager 52,411 shares, Mr. Story 74,944 shares, and Mr. Walker 79,305 shares.

(b)
Includes shares issuable pursuant to stock options exercisable within 60 days of August 23, 2019, for Mr. Teske 842,390 shares, Mr. Schwertfeger 79,660 shares, Mr. Rodgers 165,860 shares, Mr. Reitman 72,050 shares, Mr. Redman 84,410 shares and all directors and executive officers as a group 1,379,760 shares.

(c)
Executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power as indicated: Mr. Teske 81,120 shares, Mr. Schwertfeger 22,660 shares, Mr. Rodgers 25,720 shares, Mr. Redman 14,570 shares and all directors and executive officers as a group 197,870 shares.

(d)
For Mr. Teske, includes 600,000 shares in the Briggs & Stratton Corporation Foundation, Inc. over which he shares beneficial ownership through joint voting and investment power. For Mr. Reitman, includes 40,017 shares held in a living trust where he and his spouse serve as co-trustees.

(e)
Mr. Reitman also holds a total of 12,296 RSUs. These securities are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this proxy statement. It is not necessarily to be construed as beneficial ownership for other purposes.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors, certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on a review of copies of the Section 16(a) reports filed with the Securities and Exchange Commission and information provided by the reporting persons, the company believes that all applicable reporting requirements for fiscal 2019 were accomplished in a timely manner.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of June 30, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	3,152,030 (1)	$19.78 (2)	4,647,600 (3)
Equity compensation plans not approved by security holders	-	n/a	-
Total	3,152,030	$19.78	4,647,600

(1)	Represents options, restricted stock, RSUs and deferred stock granted under the Omnibus Plan.

(2)	Weighted average exercise price relates only to stock options.

(3)
Represents securities available for future issuance under the Omnibus Plan. The calculation counts one option as a single share, each share of restricted or deferred stock as 2.90 shares and each RSU as 2.90 shares.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION ON FORM 10-K
Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 30, 2019 accompanies this proxy statement. Requests for additional copies should be directed to Toni Van Etta, Office of the General Counsel and Corporate Secretary, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS
Proposals that shareholders intend to present at the 2020 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 1, 2020, and no later than July 26, 2020, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 12, 2020, to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.
BY ORDER OF THE BOARD OF DIRECTORS
BRIGGS & STRATTON CORPORATION
Kathryn M. Buono
Vice President, General Counsel and Corporate Secretary
Wauwatosa, Wisconsin
September 9, 2019

BRIGGS & STRATTON®

BRIGGS & STRATTON CORPORATION
P.O. BOX 702
MILWAUKEE, WI 53201-0702

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on the day before the meeting for shares held directly and by 11:59 p.m. Eastern Time on October 28, 2019 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on the day before the meeting for shares held directly and by 11:59 p.m. Eastern Time on October 28, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E83105-P27386-Z75414

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIGGS & STRATTON CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeffrey R. Hennion
02) Patricia L. Kampling
03) Todd J. Teske

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratify Deloitte & Touche LLP as the Company's independent auditors.	☐	☐	☐
3. Approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E83106-P27386-Z75414

BRIGGS & STRATTON CORPORATION
PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING
OF SHAREHOLDERS - OCTOBER 31, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of TODD J. TESKE and KATHRYN M. BUONO, with full power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the annual meeting of shareholders of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Wauwatosa, WI on October 31, 2019 at 8:00 a.m. Central Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named "FOR" the nominees listed in proposal 1, "FOR" proposals 2 and 3, and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation's 401(k) Plans or Dividend Reinvestment Plan (each, a "Plan"), this proxy constitutes voting instructions for any shares so held.

(Continued and to be signed on reverse side)